Exhibit 10.31
TECHTEAM GLOBAL, INC.
NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN
Effective June 1, 2007
     1.     Purpose. The purpose of the Techteam Global, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”) is to enable directors of Techteam Global, Inc. (the “Company”) who are not also employees of the Company to defer the receipt of certain compensation earned in their capacity as directors of the Company.
     2.     Effective Date. The Plan is effective June 1, 2007. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     3.     Eligibility. Directors of the Company who are not also employees of the Company or any of its subsidiaries (“Directors”) are eligible to elect to participate in the Plan.
     4.     Administration. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have the authority to adopt rules and regulations for carrying out the Plan’s intent and to interpret, construe and implement the provisions thereof. Determinations made by the Committee with respect to the Plan shall be final and binding on all persons, including but not limited to the Company, each Director participating in the Plan and such Director’s beneficiaries. The Committee may delegate its administrative authority hereunder to one or more employees of the Company, or a committee made up of such employees, and the term “Committee” herein shall mean such delegee to the extent of such delegation.
     5.     Deferral of Fees. A Director may elect to defer under the Plan all or a portion of the amounts to be paid to him or her for service as a member of the Board, including monthly retainer, Board and committee meeting fees (but excluding any payment or reimbursement with respect to a Director’s expenses arising from his or her service as a member of the Board) that would otherwise be payable in cash or in shares of the Company’s common stock (“Company Stock”) in accordance with the Company’s director compensation policies as in effect from time to time (such compensation, collectively, “Director Fees”). In order to defer Director Fees, the Director must file a deferral election with the Company in such form, and in such manner, as the Company shall determine, subject to the following:
(a)     Except as provided in subsection (b) below, a deferral election must be made during the election period established by the Company, which election period shall end no later December 31 preceding the calendar year in which the Director Fees would otherwise be earned.
(b)     If a Director first becomes eligible to participate after the first day of a calendar year, he or she must file a deferral election within thirty (30) days after the date on which he or she first became eligible. Such deferral election shall only apply to Director Fees earned after the date on which the deferral election is filed with the Company.
(c)     Once a Director has elected to defer his or her Director Fees, the election may not be revoked and shall continue in force for the remainder of the Director’s service as a member of the Board; provided, however, that a Director may, prior to the beginning of a calendar year and in accordance with such rules as are established by the Company, revoke or modify his or her deferral election with respect to the entirety of such calendar year.
     6.     Form of Deferral; Investment Options. The Company shall establish a separate deferred compensation account (an “Account”) on its books in the name of each Director who has elected to participate in the Plan. The amount deferred shall be credited to the Director’s Account on the date the amount would have otherwise been paid to the Director (the “Deferral Date”).
     (a)     All cash deferred into the Plan will be deemed invested in the investment options (as made available by the Committee from time to time, which investment options shall include Company Stock units) selected by the Director. Deferrals of Company Stock shall be automatically deemed invested in Company Stock units.
     (b)     A Director may make an initial investment election at the time of enrollment in the Plan in whole increments of five percent (5%). A Director may also elect to reallocate his or her Account, and may elect to allocate any future cash deferrals, among the various investment options in whole increments of five percent (5%) from time to time as prescribed by the Committee; provided that deferrals of Company Stock may not be re-allocated out of Company Stock units. Such investment elections shall remain in effect until changed by the Director. All investment elections shall become effective as soon as practicable after receipt of such election by the Company, and must be made in the form and manner and within such time periods as the Company prescribes in order to be effective. In the absence of an effective election, the Director’s cash deferrals shall be deemed invested in Company Stock units.
     (c)     The number of Company Stock units credited to a Director’s Account as of each Deferral Date shall equal (i) the number of shares of Company Stock being deferred, or (ii) if cash is being deferred into Company Stock units, the number calculated by dividing by the amount so deferred by the Fair Market Value (as defined in the Company’s 2007 Incentive Stock and Awards Plan (the “2007 Plan”)) of a share of Company Stock as of such Deferral Date.
     (d)     On each valuation date as determined by the Committee, the Committee shall credit the deemed investment experience with respect to the selected (or required) investment options to each Director’s Account.

     (e)     Notwithstanding anything to the contrary herein, all elections under this section by a Director who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are subject to review by the Company prior to implementation. The Company may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Company in order to comply with the Exchange Act or to comply with any Company policy, including but not limited to, insider trading policies.
     (f)     Company Stock units shall be adjusted in accordance with the adjustment provisions of Section 14 of the 2007 Plan.
     7.     Dividend Equivalents. Additional Company Stock units shall be credited to a Director’s Account as of each date (a “Dividend Date”) on which cash dividends and/or special dividends and distributions are paid with respect to Company Stock. The number of Company Stock units to be credited pursuant to this Section 7 shall equal the quotient obtained by dividing (a) the product of (i) the number of the Company Stock units credited to such Account on the record date for such dividend or distribution and (ii) the per share dividend (or distribution value) payable on such Dividend Date, by (b) the Fair Market Value of a share of Company Stock as of such Dividend Date.
     8.     Restrictions on Transfer. The right of a Director or that of any other person to the payment of deferred compensation or other benefits under the Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.
     9.     Payment of Account.
     (a)     General Payment. At the time of making a deferral election for a calendar year (or portion thereof for a newly eligible Director), a Director shall elect the date that payment of the amount deferred for such year (as adjusted for earnings or losses thereon) will be made. In the absence of an election, the amount deferred will be paid on the first day of the month (or as soon as practicable thereafter) following the month in which the Director incurs a separation from service from the Company and its affiliates (within the meaning of Code Section 409A).
     (b)     Acceleration Upon Separation from Service. In the event a Director separates from service prior to the date all amounts credited to his Account are distributed, the balance of the Director’s Account shall be paid on the first day of the month (or as soon as practicable thereafter) following the month in which the Director incurs a separation from service from the Company and its affiliates (within the meaning of Code Section 409A).
     (c)     Manner of Payment. All distributions from the Plan shall be made in a single sum. Each whole Company Stock unit credited to the Account shall be paid in the form of one share of Company Stock, and any fractional Company Stock unit and the balance of the remainder of the Account shall be paid in cash. The value of a fractional Company Stock unit shall be calculated using the Fair

     Market Value of a share of Company Stock as determined on the date immediately preceding the payment date.
     (d)     Acceleration of Payments. Notwithstanding any other provision of the Plan, if the Committee determines that all or any portion of a Director’s Account is required to be included in the Director’s income as a result of a failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, the Company shall immediately make distribution from the Plan to the Director or beneficiary, in one lump sum, of the amount (but not exceeding the amount) that is so taxable.
     10.     Designation of Beneficiary. Each Director may designate a beneficiary to receive the balance of the Director’s Account in the event of the Director’s death prior to payment thereof. Such designation shall be made in such form and manner and within such time periods as the Company may prescribe. A Director can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Company while the Director was alive shall be given effect. If a Director designates a beneficiary without providing in the designation that the beneficiary must be living at the time of distribution, the designation shall vest in the beneficiary the distribution payable after the Director’s death, and such distribution if not paid by the beneficiary’s death shall be made to the beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Director’s death, in the event the Director’s designated beneficiary does not survive the Director, or in the event that the beneficiary designation provides that the beneficiary must be living at the time of distribution and such designated beneficiary does not survive to the distribution date, the Director’s estate will be deemed the beneficiary and will be entitled to receive payment.
     11.     Change of Control. Notwithstanding any provisions of the Plan to the contrary, upon the occurrence of a Change of Control, the balance of a Director’s Account under the Plan shall be immediately payable in cash. For purposes of the Plan, “Change of Control” shall have the meaning set forth in the 2007 Plan; provided, however, that an event shall not constitute a Change of Control hereunder unless the event qualifies as a “change in control event” as defined in proposed or final regulations issued under Code Section 409A.
     12.     Unfunded Plan; Creditor’s Rights. The Plan is intended to be an “unfunded” plan. The obligation of the Company under the Plan is purely contractual and shall not be funded or secured in any way. A Director or any beneficiary shall have only the interest of an unsecured general creditor of the Company in respect of the amounts credited to such Director’s Account under the Plan.
     13.     Successors in Interest. The obligations of the Company under the Plan shall be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Company shall be deemed to include any such successor or successors.

     14.     Governing Law; Interpretation. The Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Michigan. The Company intends that transactions under the Plan shall be exempt under Rule 16b-3 promulgated under the Exchange Act, unless otherwise determined by the Company.
     15.     Termination and Amendment of the Plan. The Board may terminate the Plan at any time; provided, that termination of the Plan shall not adversely affect the rights of a Director or beneficiary thereof with respect to amounts previously deferred under the Plan without the consent of such Director or that of such Director’s beneficiary, as applicable. The Board or Committee may amend the Plan at any time and from time to time; provided, however, that no such amendment shall adversely affect the rights of any Director or beneficiary thereof with respect to amounts previously deferred under the Plan. Upon termination of the Plan, the Committee may, in its discretion, direct early payment of Directors’ Accounts; provided, however, (i) no payments, other than payments that would have been payable under the terms of the Plan if termination of the Plan had not occurred, may be made within twelve (12) months of the Plan’s termination date, (ii) all payments are made within twenty-four (24) months of the Plan’s termination date, and (iii) no other actions are taken by the Company or the Committee that would cause the payment of Accounts to be treated as an impermissible acceleration of benefits under Code Section 409A.